Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intelligent Bio Solutions, Inc.

New York, New York

We consent to the incorporation by reference in this Registration Statement of Intelligent Bio Solutions Inc. (the “Company”) on Form S-3 of our report dated August 15, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of and for the years ended June 30, 2025 and 2024 appearing in the Annual Report on Form 10-K of Intelligent Bio Solutions Inc.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Melville, NY

August 25, 2025

An Independent Member of Urbach Hacker Young International